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                                                                    EXHIBIT 10.6

                     PIPELINES AND TERMINALS USAGE AGREEMENT

         This Pipelines and Terminals Usage Agreement ("AGREEMENT") is dated as of this April 16, 2001, by and among Ultramar Diamond Shamrock Corporation, a Delaware corporation ("UDS"), Shamrock Logistics Operations, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP"), Shamrock Logistics, L.P., a Delaware limited partnership ("SHAMROCK LOGISTICS"), Riverwalk Logistics, L.P., a Delaware limited partnership (the "GENERAL PARTNER"), and Shamrock Logistics GP, LLC, a Delaware limited liability company ("SHAMROCK LLC").


                                    RECITALS:

         WHEREAS, pursuant to the terms and conditions of those certain Conveyance, Assignment and Bill of Sale Agreements dated effective as of July 1, 2000, by and among the Operating Partnership and certain subsidiaries of UDS, certain crude oil pipeline and storage assets and refined product pipeline and terminalling assets were contributed by those subsidiaries to the Operating Partnership in exchange for limited partner interests therein (collectively, the "CONTRIBUTIONS"); and

         WHEREAS, by virtue of mergers (collectively, the "MERGERS") of certain subsidiaries of UDS with and into the Operating Partnership effective July 1, 2000, certain additional crude oil pipeline and storage assets and refined product pipeline and terminalling assets and certain ownership interests in Skelly-Belvieu Pipeline Company, L.L.C., a Delaware limited liability company ("SKELLY-BELVIEU"), were transferred to the Operating Partnership; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, all of the limited partner interests in the Operating Partnership held by subsidiaries of UDS are being contributed to Shamrock Logistics in exchange for limited partner interests in Shamrock Logistics; and

         WHEREAS, as of July 1, 2000 and the date hereof, by virtue of its indirect ownership interests in the General Partner, the Operating Partnership or Shamrock Logistics, as applicable, UDS had and has an economic interest in the financial and commercial success of the Operating Partnership; and

         WHEREAS, the Operating Partnership is substantially dependent upon UDS for the volumes of Crude Oil and Refined Products transported through the Operating Partnership's pipelines and the volumes of Refined Products handled at the Operating Partnership's Refined Product Terminals such that a significant reduction in UDS' use of the Operating Partnership's assets would likely result in a correspondingly significant reduction in the financial and commercial success of the Operating Partnership; and

         WHEREAS, in connection with the Contributions and the Mergers, UDS desires to enter

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into this Agreement;

         NOW, THEREFORE, in consideration of the covenants and obligations contained herein and in the agreements relating to the Contributions and the Mergers, the parties to this Agreement hereby agree as follows:

         SECTION 1. DEFINITIONS. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.

         "ANNUAL MEASUREMENT PERIOD" shall mean each of (a) the period from January 1, 2001 through December 31, 2001, (b) each calendar year during the term of this Agreement and (c) the period ending on the last day of the calendar year during which this Agreement terminates and beginning on the first day of the calendar year in which such termination occurs.

         "APPLICABLE LAW" shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

         "ARBITRABLE DISPUTE" shall mean any and all disputes, Claims, counterclaims, demands, causes of action, controversies and other matters in question between any of the Partnership Parties, on the one hand, and UDS, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between any of the Partnership Parties, on the one hand, and UDS, on the other hand, created by this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

         "CLAIM" shall mean any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

         CONTROLLED AFFILIATES" shall mean an entity that directly or indirectly through one or more intermediaries is controlled by UDS, excluding the Partnership Parties and Subsidiaries. For the purposes of this definition, "control" (including with correlative meaning, the term "controlled by"), as used with respect to any such entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether

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through the ownership of voting securities, by agreement or otherwise.

         "CRUDE OIL" shall mean crude oil and gas oil used by UDS as refinery feedstock.

         "CRUDE OIL PIPELINES" shall mean (a) the pipelines described on Exhibit A attached hereto and (b) any other pipeline that transports Crude Oil in which the Operating Partnership or any of its Subsidiaries acquires, after the date hereof, an ownership interest or the right to use all or a portion of its capacity.

         "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

         "MEASUREMENT PERIOD" shall mean an Annual Measurement Period or a Quarterly Measurement Period.

         "PARTNERSHIP PARTIES" shall mean the Operating Partnership, Shamrock Logistics, the General Partner and Shamrock LLC.

         "PRIME RATE" shall mean the prime rate per annum established by The Chase Manhattan Bank, or if The Chase Manhattan Bank no longer establishes a prime rate for any reason, the prime rate per annum established by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

         "QUARTERLY MEASUREMENT PERIOD" shall mean each of (a) the period from April 1, 2001 through June 30, 2001 and (b) each calendar quarter during the term of this Agreement that does not end on December 31.

         "REFINED PRODUCTS" shall mean gasoline, distillates, natural gas liquids, blend stocks and petrochemical feedstocks, excluding asphalt, fuel oil, slop, lube oil, carbon black oil and vacuum residuals.

         "REFINED PRODUCT PIPELINES" shall mean (a) the pipelines described on Exhibit B attached hereto and (b) any other pipeline that transports Refined Products in which the Operating Partnership or any of its Subsidiaries acquires, after the date hereof, an ownership interest or the right to use all or a portion of its capacity.

         "REFINED PRODUCT TERMINALS" shall mean (a) the terminals described on Exhibit C attached hereto and (b) any other terminal for the handling of Refined Products in which the Operating Partnership or any of its Subsidiaries acquires, after the date hereof, an ownership

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interest or the right to use all or a portion of its capacity.

         "REFINERIES" shall mean the following three refineries owned by UDS or Controlled Affiliates: the Three Rivers refinery located near Three Rivers, Texas, the McKee refinery located near Dumas, Texas and the Ardmore refinery located near Ardmore, Oklahoma.

         "SHORTFALL" for any Measurement Period shall mean:

         (a) with respect to Crude Oil Pipelines, the excess of the number of barrels of Crude Oil required to be transported for such Measurement Period by UDS and its Controlled Affiliates (as such number may be reduced pursuant to Section 3) under this Agreement in such Crude Oil Pipelines over the number of barrels of Crude Oil actually transported on behalf of UDS and its Controlled Affiliates in such Crude Oil Pipelines during such Measurement Period,

         (b) with respect to Refined Product Pipelines, the excess of the number of barrels of Refined Product required to be transported for such Measurement Period on behalf of UDS and its Controlled Affiliates (as such number may be reduced pursuant to Section 3) under this Agreement in such Refined Product Pipelines over the number of barrels of Refined Product actually transported by UDS and its Controlled Affiliates in such Refined Product Pipelines during such Measurement Period, and

         (c) with respect to Refined Product Terminals, the excess of the number of barrels of Refined Product required to be terminalled for such Measurement Period by UDS and its Controlled Affiliates (as such number may be reduced pursuant to Section 3) under this Agreement in the Refined Product Terminals over the number of barrels of Refined Product actually terminalled by UDS and its Controlled Affiliates in such Refined Product Terminals during such Measurement Period.

         "SHORTFALL OBLIGATION" with respect to any Measurement Period shall mean the sum of (a) (i) any Shortfall with respect to the Crude Oil Pipelines for such Measurement Period, multiplied by (ii) the Weighted Average Tariff for Crude Oil Pipelines for such Measurement Period, plus (b) (i) any Shortfall with respect to Refined Product Pipelines for such Measurement Period, multiplied by
(ii) the Weighted Average Tariff for Refined Product Pipelines for such Measurement Period, plus (c) (i) any Shortfall with respect to Refined Product Terminals for such Measurement Period, multiplied by (ii) the Weighted Average Terminalling Fee for such Measurement Period.

         "SUBSIDIARY" shall mean any entity in which the Operating Partnership, directly or indirectly through one or more intermediaries, has an ownership interest.

         "WEIGHTED AVERAGE TARIFF" for any Measurement Period shall mean, with respect to the Crude Oil Pipelines or Refined Product Pipelines, as applicable,
(a) the sum with respect to all of the Crude Oil Pipelines or Refined Product Pipelines as applicable, of the product of (i) the

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length of each such pipeline (in miles) as applicable during such Measurement
Period, multiplied by (ii) the Operating Partnership's average capacity in each such pipeline (in barrels per day) as applicable during such Measurement Period, multiplied by (iii) the average tariff rate for such pipeline as applicable during such Measurement Period, divided by (b) the sum, with respect to all Crude Oil Pipelines or all Refined Product Pipelines, as applicable, of the product of (i) the length of each such pipeline (in miles) as applicable during such Measurement Period multiplied by (ii) the Operating Partnership's average capacity in each such pipeline (in barrels per day) as applicable during such Measurement Period.

         "WEIGHTED AVERAGE TERMINALLING FEE" for any Measurement Period shall mean, (a) the sum of the product of (i) the Operating Partnership's capacity in each Refined Product Terminal as applicable during such Measurement Period, multiplied by (ii) the terminalling fee for such terminal as applicable during such Measurement Period, divided by (b) the sum of the Operating Partnership's capacities in all of the Refined Product Terminals as applicable during such Measurement Period.

         SECTION 2.  AGREEMENT TO USE PIPELINES AND TERMINALS

         During the term of this Agreement and subject to the terms and conditions of this Agreement, UDS agrees as follows:

         (a) CRUDE OIL PIPELINES. Subject to Section 3, calculated on an average basis over each Measurement Period, UDS will, and will cause its Controlled Affiliates to, transport in the Crude Oil Pipelines, taken as a whole, an aggregate of not less than 75% of all of the Crude Oil transported to the Refineries, whether by pipeline, truck or other means.

         (b) REFINED PRODUCT PIPELINES. Subject to Section 3, calculated on an average basis over each Measurement Period, UDS will, and will cause its Controlled Affiliates to, transport in the Refined Product Pipelines, taken as a whole, an aggregate of not less than 75% of all of the Refined Products transported from the Refineries, whether transported from the Refineries by pipeline, truck or other means.

         (c) TERMINALLING ASSETS. Subject to Section 3, calculated on an average basis over each Measurement Period, UDS will, and will cause its Controlled Affiliates to, utilize the Refined Product Terminals, taken as a whole, for terminalling services for not less than 50% of all of the Refined Products transported from the Refineries, whether transported from the Refinery by pipeline, truck or other means.

         (d) JOINTLY OWNED ASSETS. In any instance in which the Operating Partnership or a Subsidiary that is, directly or indirectly through one or more intermediaries, a wholly-owned Subsidiary, owns an interest in a pipeline or terminal jointly with other parties, volumes transported or terminalled for UDS and its Controlled Affiliates by or for the account of other owners of the pipeline or terminal shall not be considered as volumes transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as

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applicable, for purposes of determining whether UDS' obligations have been met under this Agreement.

         (e) JOINTLY OWNED SUBSIDIARIES. In any instance in which a Subsidiary that is not, directly or indirectly through one or more intermediaries, a wholly-owned Subsidiary of the Operating Partnership owns a pipeline or terminal, the volumes deemed transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as applicable, by such Subsidiary shall be equal to the total volume transported in such pipeline or terminalled through such terminal multiplied by the direct or indirect ownership interest, on a percentage basis, of the Operating Partnership in such Subsidiary.

         (f) TRANSPORT THROUGH MULTIPLE PIPELINES OR HANDLING AT MULTIPLE TERMINALS. No barrel of Crude Oil that has already been transported in one Crude Oil Pipeline and that has been counted as a barrel transported in the Crude Oil Pipelines for purposes of Section 2(a) shall be counted again as a barrel transported for purposes of Section 2(a), notwithstanding that it is transported in one or more additional Crude Oil Pipelines. No barrel of Refined Products that has already been transported in one Refined Product Pipeline and that has been counted as a barrel transported in the Refined Product Pipelines for purposes of Section 2(b) shall be counted again as a barrel transported for purposes of Section 2(b), notwithstanding that it is transported in one or more additional Refined Product Pipelines.

         SECTION 3.  EXCEPTIONS TO UDS' OBLIGATIONS

         (a) CRUDE OIL PIPELINE MARKET CONDITIONS. If market conditions with respect to the transportation of Crude Oil to one or more of the Refineries change in a material manner after the date hereof such that compliance with
Section 2(a) would have a material adverse effect on UDS, UDS shall be relieved of its obligations under Section 2(a) from the inception of the change in market conditions and during the continuance thereof only to the extent the decrease below 75% results from the change in market conditions; provided, that upon partial or full reversal of the change in market conditions, the obligations of UDS under Section 2(a) shall resume partially or in full, respectively.

         (b) REFINED PRODUCT PIPELINE MARKET CONDITIONS. If market conditions with respect to the transportation of Refined Products from one or more of the Refineries to any of the markets to which UDS or any of its Controlled Affiliates directly or indirectly market Refined Products change in a material manner after the date hereof, or if market conditions in any of such markets change in a material manner after the date hereof, in each case such that compliance with Section 2(b) would have a material adverse effect on UDS, UDS shall be relieved of its obligations under Section 2(b) from the inception of the change in market conditions and during the continuance thereof only to the extent the decrease below 75% results from the change in market conditions; provided, that upon partial or full reversal of the change in market conditions, the obligations of UDS under Section 2(b) shall resume partially or in full, respectively.

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         (c) FAILURE OF OPERATING PARTNERSHIP TO PROVIDE SERVICES. UDS shall not be deemed to have failed to satisfy its obligations under Section 2(a), (b) or
(c), as applicable, if UDS and its Controlled Affiliates are unable to ship or terminal the required volumes solely because of the inability of the Operating Partnership to transport volumes of Crude Oil made available for shipment by UDS and its Controlled Affiliates or to transport or terminal volumes of Refined Products made available for shipment or terminalling by UDS and its Controlled Affiliates, whether because of operational difficulties with the Crude Oil Pipelines, Refined Product Pipelines or Refined Product Terminals or otherwise.

         SECTION 4.  AGREEMENT TO REMAIN SHIPPER

         With respect to any Crude Oil that is transported in the Crude Oil Pipelines for use at a Refinery, UDS agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of purchasing such Crude Oil for their own account at or before the point at which such Crude Oil first enters a Crude Oil Pipeline and to continue acting in the capacity of the shipper of any such Crude Oil for their own account at all times that such Crude Oil is in a Crude Oil Pipeline. With respect to any Refined Products that are produced at a Refinery and transported in any Refined Product Pipeline or handled at any Refined Product Terminal, UDS agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of owning such Refined Products from such point as such Refined Products leave the Refinery until at least such point as they will not be further transported in a Refined Product Pipeline or handled at a Refined Product Terminal and to continue acting in the capacity of the shipper of any such Refined Products for their own account at all times that such Refined Products are in a Refined Product Pipeline or being handled at a Refined Product Terminal.

         SECTION 5.  AGREEMENT NOT TO CHALLENGE TARIFF RATES OR TERMINAL CHARGES

         UDS agrees not to challenge, nor to cause its Controlled Affiliates to challenge, nor to encourage or recommend to any other person that it challenge, in any forum, interstate or intrastate tariff rates (including joint tariffs) of the Operating Partnership and its Subsidiaries for transportation of Crude Oil or Refined Products. UDS agrees neither to protest or to file a complaint, nor to cause its Controlled Affiliates to protest or to file a complaint, concerning regulatory filings of the Operating Partnership and its Subsidiaries to change interstate or intrastate tariff rates (including joint tariffs) for transportation of Crude Oil or Refined Products. UDS agrees not to seek, nor to cause its Controlled Affiliates to seek, nor to encourage or recommend to any other person that it seek regulatory review of, or the imposition of regulatory jurisdiction over, the contractual rates charged by the Operating Partnership and its Subsidiaries for terminalling services or to challenge, in any forum, such rates or changes to such rates.

         SECTION 6.  EFFECTIVENESS AND TERM

         This Agreement shall be effective as of April 16, 2001. The Agreement shall extend for a term of seven years from such date and shall terminate at 12:01 a.m. San Antonio, Texas, time on

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the seventh anniversary of such date, unless extended by written mutual agreement of the parties hereto.

         SECTION 7.  NOTICES

         All notices, requests, demands, and other communications pertaining to this Agreement shall be delivered personally, or by registered or certified mail (postage prepaid and return receipt requested), or by express carrier or delivery service, or by telecopy, to the parties hereto at the addresses below (or at such other addresses as shall be specified by notice under this Section
7):

         (i)      if to UDS:

                  Ultramar Diamond Shamrock Corporation
                  6000 North Loop 1604 West
                  San Antonio, Texas 78249
                  Attn:  President
                  Telecopy:  (210) 592-2146

         (ii) if to the Operating Partnership, Shamrock Logistics, the General Partner or Shamrock LLC:

                  Shamrock Logistics, L.P.
                  6000 North Loop 1604 West
                  San Antonio, Texas 78249
                  Attn:  President
                  Telecopy: (210) 592-2146

         SECTION 8.  SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of, and shall be binding upon, UDS, the Operating Partnership, Shamrock Logistics, the General Partner and Shamrock LLC and their respective successors and permitted assigns. Successors shall include any corporation (limited liability or otherwise), any partnership (limited or otherwise), or any person which succeeds to a controlling interest in, or all of the economic interest of, UDS, the Operating Partnership, Shamrock Logistics, the General Partner or Shamrock LLC, as applicable. The parties hereto agree to require their respective successors, if any, to expressly assume, in a form of agreement acceptable to the other parties, the obligations under this Agreement.

         SECTION 9.  CERTIFICATION AND SHORTFALL PAYMENT.

         (a) CERTIFICATION. Not later than 45 days after the end of each Measurement Period, the chief financial officer of UDS shall deliver a certificate (the "CERTIFICATE") to the Operating Partnership certifying whether or not there has been a Shortfall with respect to such Measurement Period and if so, the amount of any Shortfall Obligation that UDS is obligated to pay with respect

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to such Measurement Period pursuant to Section 9(e).

         The Certificate shall further set forth calculations and other information evidencing compliance with each of Section 2(a), 2(b) and 2(c), and, if any exception provided for pursuant to Section 3 of this Agreement is being relied upon, (i) specifying which provision of Section 3 is applicable, (ii) specifying in reasonable detail the basis for reliance on such provision, (iii) specifying in reasonable detail the volume of Crude Oil or Refined Products, as applicable, by which the applicable Section 2 obligation should be reduced by reason of the applicable provision of Section 3, and (iv) specifying in reasonable detail the basis for such volume reduction calculation.

         (b) REVIEW OF INFORMATION. During the 45-day period following receipt of the Certificate, the Operating Partnership and its independent public accountants will be permitted to review the accounting records of UDS and any applicable Controlled Affiliates, any working papers of independent public accountants of UDS and its Controlled Affiliates prepared in connection with the Certificate and such additional information as the Operating Partnership or its independent public accountants shall reasonably request for the purpose of determining whether UDS has correctly calculated whether there is a Shortfall with respect to the Measurement Period covered by the Certificate and, if so, the amount of any Shortfall Obligation for such Measurement Period. In this connection, UDS and the Operating Partnership and their respective independent public accountants shall, and UDS shall cause its Controlled Affiliates to, cooperate with each other.

         (c) NOTICE OF DISAGREEMENT. If, in connection with the period of review and consultation provided for in Section 9(b), the Operating Partnership has reason to believe that UDS has not correctly calculated the amount of any Shortfall or Shortfall Obligation with respect to such Measurement Period in accordance with this Agreement, then within 45 days following receipt of the Compliance Certificate, the Operating Partnership may give UDS a written notice of its disagreement (a "NOTICE OF DISAGREEMENT"). If such Notice of Disagreement is not timely given by the Operating Partnership, UDS will not have any liability under this Section 9. Any Notice of Disagreement shall specify in reasonable detail the Operating Partnership's calculation of the Shortfall and Shortfall Obligation. If a Notice of Disagreement is received by UDS in a timely manner, then the determination of whether UDS has correctly calculated the amount of any Shortfall or Shortfall Obligation with respect to such Measurement Period in accordance with this Agreement, and, if it has not, the amount of the Shortfall or Shortfall Obligation shall become final and binding upon all parties hereto on either (i) the date the chief financial officers of UDS and the General Partnership (on behalf of the Operating Partnership) resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to Section 9(d), as applicable.

         (d) SETTLING OF DISAGREEMENTS. If a Notice of Disagreement is delivered, within 15 days thereafter, the chief financial officers of UDS and the General Partnership (on behalf of the Operating Partnership) shall meet or communicate by telephone at a mutually acceptable time

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and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences which they may have with respect to matters specified in the Notice of Disagreement. During the 30-day period following delivery of the Notice of Disagreement, UDS and its independent public accountants shall have access to the working papers of the Operating Partnership relating to the Notice of Disagreement and the working papers of the Operating Partnership's independent public accountants prepared in connection with the Notice of Disagreement. If such differences are not resolved within 30 days following delivery of the Notice of Disagreement, UDS and the Operating Partnership shall, within 45 days following the delivery of the Notice of Disagreement, submit to a dispute resolution group of an independent public accounting firm (the "ACCOUNTING FIRM") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, in the form of a written brief. The scope of the Accounting Firm's review shall include determining whether there has been a Shortfall with respect to such Measurement Period and, if so, the amount of the Shortfall Obligation with respect to such Measurement Period. The Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon by UDS and the Operating Partnership in writing. The Accounting Firm's decision shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 9(d). The parties agree to use commercially reasonably best efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. The parties agree that judgment may be entered upon the determination of the Accounting Firm in any District Court in Bexar County, Texas. The fees and expenses of the Accounting Firm shall be borne by UDS and the Operating Partnership in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Any fees and disbursements of independent public accountants of UDS or the Operating Partnership incurred in connection with their preparation or review of the Compliance Certificate or the Notice of Disagreement shall be borne by the party retaining such independent public accountants.

         (e) (i)     If it is finally determined pursuant to this Section 9 that there is a Shortfall Obligation with respect to any Quarterly Measurement Period (including any Shortfall Obligation carried forward from a prior Quarterly Measurement Period), UDS shall promptly pay such Shortfall Obligation to the Operating Partnership; provided, however, that if the amount of such Shortfall Obligation with respect to any Quarterly Measurement Period is less than $2.5 million, UDS is not obligated to pay such Shortfall Obligation at such time, in which event such Shortfall Obligation shall be carried forward to the next Quarterly Measurement Period in the Annual Measurement Period containing such Quarterly Measurement Period.

             (ii) If it is finally determined pursuant to this Section 9 that there is a Shortfall Obligation with respect to any Annual Measurement Period, then (A) if the amount of such Shortfall Obligation exceeds the amount of the Shortfall Obligations for the three prior Quarterly Measurement Periods actually paid by UDS, then UDS shall promptly pay

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         the amount of such excess to the Operating Partnership and (B) if the amount of the Shortfall Obligations for the three prior Quarterly Measurement Periods actually paid by UDS exceeds the amount of such Shortfall Obligation, then the Operating Partnership shall promptly pay the amount of such excess to UDS.

             (iii) If it is finally determined pursuant to this Section 9 that there is no Shortfall Obligation with respect to any Annual
         Measurement Period, then the Operating Partnership shall promptly refund to UDS any Shortfall Obligations actually paid by UDS for the three prior Quarterly Measurement Periods.

         (f) PAYMENT. Any payment by UDS of a Shortfall Obligation required pursuant to Section 9(e) shall be made in immediately available funds, plus interest on such amount at the Prime Rate from the 45th day after the end of the Measurement Period in which such Shortfall Obligation arose to the date of payment. Any refund by the Operating Partnership of any payment by UDS of a Shortfall Obligation shall be made in immediately available funds, plus interest on such amount at the Prime Rate from the date of payment of such Shortfall Obligation to the date of refund.

         SECTION 10. MISCELLANEOUS

         (a) UDS INTENTION AS TO REFINERIES. UDS represents to the Partnership Parties that, as of the date of this Agreement, it does not intend to close or dispose of any of the Refineries or to cause any changes that would have a material adverse effect on the operation of any of the Refineries.

         (b) AMENDMENTS AND WAIVERS. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto and, in the case of any amendment or modification adverse to the Operating Partnership, approved by the Conflicts Committee of Shamrock Logistics. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced, and, in the case of any waiver by the Operating Partnership, approved by the Conflicts Committee of Shamrock Logistics. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

         (c) PERMITTED ASSIGNMENTS. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of UDS (in the case of any assignment by the Operating Partnership, Shamrock Logistics, the General Partner or Shamrock LLC) or the Operating Partnership, with the approval of the Conflicts Committee (in the case of any assignment by UDS); provided, however, that the Operating Partnership may make such an assignment to an affiliate of the Operating Partnership. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. Any assignment agreed to by UDS or the Operating Partnership as applicable, shall not relieve the assignor of its obligations under this Agreement.

         (d) SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

         (e) NO INCONSISTENT ACTIONS. No party hereto shall undertake any course of action inconsistent with the provisions of this Agreement. Without limiting the foregoing sentence, no party hereto shall enter into, modify, amend, or waive any contract right or obligation if such action would conflict with or impair the rights and protections granted to any other party under this Agreement.

         (f) ARBITRATION PROVISION. Except as provided in Section 9, any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party ("CLAIMANT") serving written notice on the other party ("RESPONDENT") that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant's notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30 day period, Claimant shall petition to the American Arbitration Association for appointment of an arbitrator for Respondent's account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of UDS, the Operating Partnership or any of their affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in San Antonio, Texas and commence within 30 days after the selection of the third arbitrator. UDS, the Operating Partnership and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.

             IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

                                    ULTRAMAR DIAMOND SHAMROCK
                                    CORPORATION

                                    By:/s/Robert S. Shapard
                                       -----------------------------------------
                                    Name:  Robert S. Shapard
                                    Title: Executive Vice President

                                    SHAMROCK LOGISTICS OPERATIONS, L.P.

                                    By: Riverwalk Logistics, L.P.,
                                        its general partner

                                          By: Shamrock Logistics GP, LLC,
                                              its general partner

                                          By:/s/ Curtis V. Anastasio
                                             -----------------------------------
                                          Name:  Curtis V. Anastasio
                                          Title: President and Chief Executive
                                                 Officer

                                    SHAMROCK LOGISTICS, L.P.

                                    By: Riverwalk Logistics, L.P.,
                                        its general partner

                                          By: Shamrock Logistics GP, LLC,
                                              its general partner

                                          By:/s/Curtis V. Anastasio
                                             -----------------------------------
                                          Name:  Curtis V. Anastasio
                                          Title: President and Chief Executive
                                                 Officer

                                    RIVERWALK LOGISTICS, L.P.

                                    By: Shamrock Logistics GP, LLC,
                                        its general partner

                                    By:/s/Curtis V. Anastasio
                                       -------------------------------------
                                    Name:   Curtis V. Anastasio
                                    Title: President and Chief Executive Officer

                                    SHAMROCK LOGISTICS GP, LLC

                                    By:/s/Curtis V. Anastasio
                                       -------------------------------------
                                    Name:   Curtis V. Anastasio
                                    Title: President and Chief Executive Officer

                                                                       EXHIBIT A

                               CRUDE OIL PIPELINES

                                                           OWNERSHIP INTEREST OF       THROUGHPUT
                                             LENGTH        OPERATING PARTNERSHIP        CAPACITY
        ORIGIN AND DESTINATION              (MILES)(1)      AND ITS SUBSIDIARIES      (BARRELS/DAY)
        ----------------------              ----------     ---------------------      -------------
     Cheyenne Wells, CO to McKee,
                  TX                          252.2                 100%                    17,500
        Dixon, TX to McKee, TX                 44.2                 100%                    85,000
     Hooker, OK to Clawson, TX(2)              30.8                  50%                    22,000(2)
       Clawson, TX to McKee, TX                40.7                 100%                    36,000
Corpus Christi, TX to Three Rivers, TX
                                               69.7                 100%                   120,000
      Ringgold, TX to Wasson, OK               44.2                 100%                    90,000
     Healdton, OK to Ringling, OK               3.5                 100%                    52,000
      Wasson, OK to Ardmore, OK                24.5(3)              100%                    90,000(3)

-------------------------

(1)  Length not adjusted for ownership interest.
(2) The Operating Partnership owns 50% of the pipeline. However the Operating Partnership receives a split tariff with respect to 100% of the barrels transported on the pipeline. The throughput capacity given is for 100% of the pipeline.
(3) Represents combined length and throughput capacity of two parallel pipelines.

                                   Exhibit A-1

                                                                       EXHIBIT B

                            REFINED PRODUCT PIPELINES

                                                                OWNERSHIP INTEREST
                                                                    OF OPERATING                THROUGHPUT
                                                  LENGTH         PARTNERSHIP AND                 CAPACITY
             ORIGIN AND DESTINATION              (MILES)(1)        SUBSIDIARIES               (BARRELS/DAY)(2)
             ----------------------              ----------     ------------------            ----------------

MCKEE, TX TO EL PASO, TX ...................       407.7                     66.67%                  40,000
MCKEE, TX TO COLORADO SPRINGS, CO...........       256.4                       100%                  52,000
COLORADO SPRINGS, CO TO AIRPORT.............         1.7                       100%                  12,000
COLORADO SPRINGS, CO TO DENVER, CO..........       100.6                       100%                  32,000
MCKEE, TX TO DENVER, CO (PHILLIPS)..........       321.1                        30%                  12,450
MCKEE, TX TO AMARILLO, TX (6")..............        49.1                       100%                  51,000(3)
MCKEE, TX TO AMARILLO, TX (8")..............        49.1                       100%                        (3)
AMARILLO, TX TO ABERNATHY, TX...............       102.1                      38.7%                   9,288
AMARILLO, TX TO ALBUQUERQUE, NM.............       292.7                        50%                  16,083
MCKEE, TX TO SKELLYTOWN, TX.................        52.8                       100%                  52,000
SKELLYTOWN, TX TO MONT BELVIEU, TX(4).......       571.2                        50%                  26,000
THREE RIVERS, TX TO SAN ANTONIO, TX.........        81.1                       100%                  33,600
THREE RIVERS, TX TO LAREDO, TX..............        98.1                       100%                  16,800
THREE RIVERS, TX TO CORPUS CHRISTI, TX......        71.6                       100%                  15,000
THREE RIVERS, TX TO PETTUS, TX (8").........        28.8                       100%                  15,000
THREE RIVERS, TX TO PETTUS, TX (12")........        28.8                       100%                  24,000
ARDMORE, OK TO WYNNEWOOD, OK................        31.1                       100%                  90,000
EL PASO, TX TO KINDER MORGAN................        12.1                     66.67%                  40,000
AMARILLO, TX TO ALBUQUERQUE, NM(5)..........       263.6                        50%                        (5)

-------------------------

(1)      Length not adjusted for ownership interest.
(2)      Throughput capacity adjusted for relative ownership interest.
(3) Throughput capacity shown for 6" pipeline is combined throughput capacity for 6" and 8".
(4) Pipeline is owned 100% by skelly-belvieu pipeline company, l.L.C. Of which operating partnership owns 50%. Throughput capacity given is for 50% of pipeline.
(5)      Pipeline is currently idle.

                                   Exhibit B-1

                                                                       EXHIBIT C

                          REFINED PRODUCTS TERMINALS(1)

                                                         NUMBER
                                         CAPACITY         OF
             LOCATION                    (BARREL)        TANKS
             --------                    --------        ------
             Abernathy, TX............    172,000          13
             Amarillo, TX.............    271,000          15
             Albuquerque, NM..........    193,000          10
             Denver, CO...............    111,000          10
             Colorado Springs, CO.....    324,000           8
             El Paso, TX (1)..........    346,684          22
             Corpus Christi, TX.......    372,000          16
             San Antonio, TX..........    221,000          10
             Laredo, TX...............    203,000           6
             Harlingen, TX............    314,000           7

---------------

(1) All terminals owned 100% by the Operating Partnership other than El Paso terminal of which the Operating Partnership owns 66.67%. Capacity shown for the El Paso terminal is adjusted for relative ownership interest.

                                   Exhibit C-1